AMENDED RESTRICTED STOCK OPTION AGREEMENT


     THIS AMENDED RESTRICTED STOCK OPTION AGREEMENT is made as of this 18th day of February, 1997, by and between SPARTECH CORPORATION, a Delaware Corporation ("SPARTECH") and Lawrence M. Powers (the "Optionee").

     WHEREAS, SPARTECH and Optionee desire to settle litigation relating to adjustments on all options previously issued to Optionee, in accordance with the terms of a settlement entered into on February 11, 1997; and

     WHEREAS, SPARTECH desires to restate and replace Optionee's option agreements in accordance with the terms of such settlement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the rights of Optionee under his prior options being settled hereby, and for other good and valuable consideration, the parties hereto agree as follows:

     1. GRANT OF OPTION. SPARTECH hereby grants to the Optionee the right and option (hereafter called the "Option"), to purchase all or any part of an aggregate of 1,360,000 shares of SPARTECH common stock, par value $.75 per share, on the terms and conditions set forth herein. This Option is in substitution for and in place of Optionee's original options heretofore exercised in part and his remaining unexercised Options deemed cancelled hereby.

     2. EXERCISE PRICE AND EXPIRATION. The exercise price and the expiration dates as to the shares underlying this Option shall be as follows:

         Number of                 Exercise                     Expiration
          Shares                     Price                         Date
         ---------                 --------                     ----------
          900,000               $9.00 per share              November 1, 2004
          60,000                $3.81 per share              December 31, 1997
          200,000               $4.00 per share                July 24, 1999
          200,000              $3.875 per share                July 1, 2000

     3. DURATION. The Option granted hereby shall become exercisable upon issuance of this Agreement and shall remain exercisable at the stated prices through the respective expiration dates set forth above. To facilitate partial transfer, exercise or sale, this Option may be subdivided into options in smaller denominations upon Optionee's request in writing from time to time.

     4. NO RESTRICTIONS; REGISTRATION. All options or underlying shares detailed above are free of any restrictions on transfer, exercise or sale, except for any restrictions under applicable securities laws. The options and underlying shares are further free of any right to repurchase by SPARTECH as heretofore contained in its Restricted Stock Options. All underlying shares as to these options have been duly registered previously under applicable securities laws and such shares are freely saleable or transferable. SPARTECH hereby undertakes to register all options hereunder as well by March 15, 1997, so that all such options are also freely saleable or transferable, in whole or in part, as options, under applicable securities laws.



     5. MANNER OF EXERCISE OF OPTION. This Option may be exercised, subject to the terms and conditions contained herein, by delivery to the President, or Controller of SPARTECH, at its principal office, of a written notice signed by the Optionee specifying the number and expiration date of option shares which the Optionee wishes to purchase pursuant to this Option, and (i) accompanied by a certified check or cash in the amount of the aggregate option exercise price for such number of shares, or alternatively, (ii) by delivery of shares of SPARTECH common stock already owned by the Optionee having a fair market value equal to the exercise price, less any amounts owing thereon to SPARTECH, or
(iii) by the delivery of a combination of such shares and cash.

     For the purposes of this paragraph, the "fair market value" of any shares of SPARTECH common stock tendered by Optionee in exercise or partial exercise of this Option, shall mean the closing price of the shares of SPARTECH common stock on the New York Stock Exchange (or such other exchange as its common stock may then be traded) on the day of exercise of such Option, or if there were no sales on such day, the latest price for such stock.

     In no event shall stock be issued or certificates be delivered until full payment shall have been received by SPARTECH as to such exercise or partial exercise, nor shall Optionee have any right or status as a stockholder prior to such exercise.

     6. ADJUSTMENT ON RECAPITALIZATION, MERGER OR REORGANIZATION. If the outstanding shares of the common stock of SPARTECH are subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of SPARTECH through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if SPARTECH shall issue common stock as a dividend or upon a stock split, then the number of shares subject to the unexercised portion of this Option shall be appropriately adjusted by the Board of Directors. Any such adjustment on outstanding Options shall be made without change in the total exercise price applicable to the unexercised portion of this Option. If, in the event of a merger or consolidation, SPARTECH is not the surviving corporation, and in the event that the Agreement of Merger or Consolidation does not provide for the substitution of a new Option for this Option, or for the assumption of this Option by the surviving corporation, or in the event of the dissolution or liquidation of SPARTECH, the Optionee shall have the right immediately prior to the effective date of such merger, consolidation, dissolution or liquidation, to exercise this Option in whole or in part; provided, however, that this Option shall not be exercisable in whole or in part, later than the dates noted in paragraph 2 above. Any adjustments made pursuant to this section shall be made by the Board of Directors of SPARTECH, whose determination as to what adjustment shall be made and the extent thereof, shall be final, binding and conclusive. In computing any adjustment hereunder, any fractional share which might otherwise become subject to an Option shall be eliminated.

     7. GOVERNING PLAN. This Agreement shall, in all respects, be otherwise subject to the terms and conditions of the Spartech Corporation Restricted Stock Option Plans dated October 1, 1981 and November 1, 1991, as modified by the changes in number of shares, exercise prices, expiration dates, elimination of any rights to repurchase and any restrictions on transfer, and additional rights set forth herein, all of which modifications shall henceforth be controlling as to this Option.








                                   SPARTECH CORPORATION

                                   By: s/BRADLEY B. BUECHLER
                                      -----------------------
                                       Bradley B. Buechler
                                       President


                                   OPTIONEE

                                   s/LAWRENCE M. POWERS
                                   --------------------------